Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

Genco Shipping & Trading Limited Completes Acquisition of
13 Supramax Vessels

Takes Delivery of Genco Rhone

NEW YORK, March 29, 2011 – Genco Shipping & Trading Limited (NYSE: GNK) today announced that it has taken delivery of the Genco Rhone, a Supramax newbuilding. The Genco Rhone is the final vessel to be delivered to the Company under Genco’s agreement previously announced on June 25, 2010 to acquire 13 Supramax vessels from Setaf SAS, a wholly owned subsidiary of Bourbon SA.

The Company also announced that it has reached an agreement to enter into a spot-market related time charter for the Genco Rhone with AMN Bulkcarriers Inc. for 11 to 13.5 months at a rate based on 102% of the average of the daily rates of the Baltic Supramax Index, or BSI, as reflected in daily reports.  Hire is paid every 15 days in arrears net of a 5% third party brokerage commission.  Genco maintains the option to convert the balance of any period of this charter to a fixed rate based on the Baltic Supramax Index FFA values at 102%. The time charter for the Genco Rhone is expected to commence on or about March 30, 2011 and is subject to the completion of definitive documentation.

The Company used its available cash to pay the remaining balance of approximately $32.13 million for the Genco Rhone. On August 20, 2010, the Company entered into its previously announced $253 million senior secured term loan facility and intends to use the credit facility to refund a total of $21.5 million associated with the purchase of this vessel to the Company.

About Genco Shipping & Trading Limited
Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading Limited’s fleet, and assuming deliveries of the three remaining Handysize vessels we recently agreed to acquire, we will own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,812,000 dwt. In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels. References to Genco’s vessels and fleet in this press release exclude vessels owned by Baltic Trading Limited, a subsidiary of Genco.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations, and include, without limitation, the expected delivery of the Genco Rhone to its charterer and the amounts expected to be received under the charter, Genco’s intentions to refund a portion of the vessel’s purchase price using the credit facility mentioned above, and expected deliveries of additional vessels. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. Such statements are subject to various risks, uncertainties and assumptions, including the fulfillment of the closing conditions under, or the execution of customary additional documentation for, Genco’s agreements to acquire vessels; the completion of definitive documentation for charters; and funding of financing on acceptable terms.  Should one or more of those risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed in any forward-looking statements. These risks, as well as others, are discussed in greater detail in Genco’s filings with the SEC, including, without limitation, the “Risk Factors” section in each of the preliminary prospectus supplements and related prospectus relating to our offerings, our Annual Report on Form 10-K for the year ended December 31, 2010 and our subsequent filings with the SEC.

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